Exhibit 99.1

California Pizza Kitchen, Inc. Reports Preliminary Fourth Quarter 2009 Results

LOS ANGELES--(BUSINESS WIRE)--January 13, 2010--California Pizza Kitchen, Inc. (Nasdaq:CPKI) announced today that revenues increased 3.8% to $167.8 million for the fourth quarter ended January 3, 2010 versus $161.7 million in the fourth quarter of 2008. Full service comparable restaurant sales decreased approximately 5.8% compared to a 7.2% decrease in the fourth quarter a year ago. Results reflect 14 weeks versus a typical 13 week quarter as fiscal 2009 was a 53 week year.

During its November 5, 2009 third quarter conference call, the Company forecasted fourth quarter full service comparable restaurant sales in the range of negative 5.5% to negative 6.5% and earnings of $0.16 to $0.18 per diluted share. Based on preliminary results, management now expects earnings of $0.15 to $0.17 per diluted share excluding the effect of non-cash impairment write-downs for 13 full service restaurants. These write-downs, excluding tax benefits, are estimated to be $23 million. The net loss for the fourth quarter, including the effects of the non-cash impairment write-downs and projected tax benefits, is estimated to be negative $0.43 to negative $0.46 per diluted share. The impairment write-downs are expected to create a $3.2 million benefit in depreciation expense in 2010 while the Company estimates termination costs in 2010 for the closure of approximately three restaurants to be $1 million.

Rick Rosenfield and Larry Flax, co-CEOs of California Pizza Kitchen, Inc., stated “Despite sales challenges for new restaurants in the high unemployment states of California, Michigan and Florida, we were very pleased that our fourth quarter comparable sales were within our previously guided range. While the quarter benefited from easier comparisons, the year-over-year and sequential quarter improvements mark what we believe may be the first signs of a comp turnaround. Comparable sales improvements were widespread across our dine-in, take-out, and delivery channels, and we credit the turnaround to the successful launch of our wine, call center, and catering programs along with November’s new menu rollout. Looking towards 2010, we are cautiously optimistic that these programs and other new revenue initiatives will continue to drive guest traffic and comparable sales.”

During the fourth quarter, one of the Company’s franchise partners opened the first California Pizza Kitchen in Cancun, which is the seventh location in Mexico.

The Company intends to release its fourth quarter earnings on February 18, 2010 at approximately 4:00 pm ET with a conference call to follow on the same day at approximately 4:30 pm ET. A webcast of the conference call will be accessible at www.cpk.com.

California Pizza Kitchen, Inc., founded in 1985, is a leading casual dining chain. The Company's full service restaurants feature an imaginative line of hearth-baked pizzas, including the original BBQ Chicken Pizza, and a broad selection of distinctive pastas, salads, soups, appetizers and sandwiches. The average guest check for 2009 was approximately $14.49. As of January 13, 2010 the company operates, licenses or franchises 253 locations, of which 205 are company-owned and 48 operate under franchise or license agreements. The Company also has a licensing agreement with Kraft Pizza Company which manufactures and distributes a line of California Pizza Kitchen premium frozen products.

Information about California Pizza Kitchen, Inc. can be found on the Company’s website at www.cpk.com.

This release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include projections of earnings, revenue or other financial items, statements of the plans, strategies and objectives of management for future operations, statements concerning proposed new products or developments, statements regarding future economic conditions or performance, statements of belief and statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words "may," "will," "estimate," "intend," "continue," "believe," "expect," "anticipate" and similar words.

This release also includes non-GAAP earnings per diluted share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

Investors are cautioned that forward-looking statements are not guarantees of future performance, and therefore, undue reliance should not be placed on them. Our actual results may and will likely differ materially from the expectations referred to herein. Among the key factors that may have a direct bearing on our operating results, performance and financial condition are the state of the overall economy, and in particular, unemployment, changing consumer preferences and demands, the execution of our expansion strategy, the continued availability of qualified employees and our management team, the maintenance of reasonable food and supply costs, our relationships with our distributors and licensees and numerous other matters discussed in the Company's filings with the Securities and Exchange Commission. California Pizza Kitchen, Inc. undertakes no obligation to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:
California Pizza Kitchen, Inc.
Media – Sarah Grover
Investors – Sue Collyns
310-342-5000